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December 2, 2016

Function(x) Inc. 902 Broadway, 11th Floor New York, NY 10010
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Function(x) Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on even date herewith in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 74,444,471 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be offered from time to time by the selling stockholders named therein. The shares of Common Stock of the Company may be issued by the Company in accordance with the terms of the Securities Purchase Agreement dated July 12, 2016, as amended, between the Company and the Purchasers named therein (the “Securities Purchase Agreement”), the Debentures issued in connection with the Securities Purchase Agreement (the “Debentures”) and the Warrants issued in connection with the Securities Purchase Agreement (the “Warrants” and collectively with the Securities Purchase Agreement and the Debentures, the “Transaction Documents”).
We are acting as counsel for the Company in connection with the registration of Common Stock by the Company.
In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the 74,444,471 shares of Common Stock have been duly authorized by the Company and when issued by the Company to the Selling Stockholders in accordance with the terms of the Transaction Documents, including receipt of the consideration therefor, will be validly issued, fully paid and non-assessable.
We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Reed Smith LLP
REED SMITH LLP

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